As filed with the Securities and Exchange Commission on February 24, 2021
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

CI Financial Corp.

(Exact name of Registrant as specified in its charter)

Ontario	Not Applicable
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

2 Queen Street East

Twentieth Floor

Toronto, Ontario, Canada M5C 3G7

(416) 364-1145

(Address of Registrant's principal executive offices)

CI Financial Corp. Restricted Share Unit Plan

(Full title of plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Stephen F. Arcano, Esq.

June S. Dipchand, Esq.

Ryan J. Dzierniejko, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

222 Bay Street, Suite 1750, P.O. Box 258

Toronto, Ontario, Canada M5K 1J5

(416) 777-4700

Edward Kelterborn, Esq. CI Financial Corp. 2 Queen Street East Twentieth Floor Toronto, Ontario, Canada M5C 3G7 (416) 364-1145	John Wilkin, Esq. Brendan D.G. Reay, Esq. Blake, Cassels & Graydon LLP 199 Bay Street Suite 4000, Commerce Court West Toronto, Ontario M5L 1A9 Canada (416) 863-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares(2)	6,000,000	$14.20(3)	$85,200,000 (3)	$9,295.32
Total	6,000,000		$85,200,000	$9,295.32

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional Common Shares of the Registrant ("Common Shares") that may be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Covers 6,000,000 Common Shares issuable pursuant to restricted share units granted under the CI Financial Corp. Restricted Share Unit Plan.
(3)	Pursuant to Rule 457(c) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based upon the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on February 22, 2021.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, or excerpts thereof as indicated, filed by CI Financial Corp. (the "Company," "CI," "us", "we" or "our") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

(a)	the Company's Registration Statement on Form 40-F (File No. 001-39684), filed with the Commission on November 4, 2020;

(b)	exhibits 99.1 and 99.2 of the Company’s Form 6-K filed on February 12, 2021;

(c)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since November 4, 2020; and

(d)	the description of the Common Shares included in the Company's Registration Statement on Form 40-F (File No. 001-39684), filed with the Commission on November 4, 2020, together with any amendment thereto filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents. In addition, any Report on Form 6-K of the Company hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Business Corporations Act (Ontario) (the "OBCA") provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an "individual"), against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation shall not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request. In addition to the conditions set out above, the OBCA provides that, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the corporation shall not indemnify an individual described above unless the director or officer had reasonable grounds for believing that his or her conduct was lawful. Where an individual has met the conditions set out above and was not judged by the court or other competent authority in such a proceeding to have committed any fault or omitted to do anything that the individual ought to have done, such individual is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred.

Our by-laws require us to indemnify to the fullest extent permitted by the OBCA each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity.

Our by-laws authorize us to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity. To that effect, we maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

We have entered into indemnity agreements with our directors and officers (each, an "Indemnified Party") which provide, among other things, that we will indemnify an Indemnified Party to the fullest extent permitted by law from and against all losses, liabilities, claims, damages, costs, charges and expenses incurred by such Indemnified Party in respect of any civil, criminal, administrative, investigative or other proceeding which (i) is made or asserted against or affects the Indemnified Party or in which the Indemnified Party is required by law to participate or in which the Indemnified Party participates at our request or where the Indemnified Party is made a witness or participant in any other respect in any such proceeding, and (ii) arises because the Indemnified Party is our director or officer (or serves in a similar capacity) or our former director or officer (or serves in a similar capacity).

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Specimen Common Share Certificate

4.2	Articles of Incorporation of the Company

4.3	By-Laws of the Company

4.4	CI Financial Corp. Restricted Share Unit Plan

5.1	Opinion of Blake, Cassels & Graydon LLP

23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on page 5 of this Registration Statement)

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

 provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on February 24, 2021.

CI FINANCIAL CORP.
By:	/s/ Edward Kelterborn
Name:	Edward Kelterborn
Title:	Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes Kurt MacAlpine and Edward Kelterborn as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional Registration Statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kurt MacAlpine	Chief Executive Officer and Director	February 24, 2021
Kurt MacAlpine	(Principal Executive Officer)

/s/ Douglas J. Jamieson	Chief Financial Officer	February 24, 2021
Douglas J. Jamieson	(Principal Financial and Accounting Officer)

/s/ William T. Holland	Director and Chairman of the Board of	February 24, 2021
William T. Holland	Directors

/s/ William E. Butt	Director	February 24, 2021
William E. Butt

/s/ Brigette Chang-Addorisio	Director	February 24, 2021
Brigette Chang-Addorisio

/s/ David P. Miller	Director	February 24, 2021
David P. Miller

/s/ Tom P. Muir	Director	February 24, 2021
Tom P. Muir

/s/ Sheila A. Murray	Director	February 24, 2021
Sheila A. Murray

/s/ Paul J. Perrow	Director	February 24, 2021
Paul J. Perrow

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on February 24, 2021.

PUGLISI & ASSOCIATES. (Authorized Representative in the United States)

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director